Exhibit 10.32

EXECUTION VERSION

Memory Controller

Patent License Agreement

Between

Rambus Inc.

and

NVIDIA Corporation

EXECUTION VERSION

MEMORY CONTROLLER PATENT LICENSE AGREEMENT

This MEMORY CONTROLLER PATENT LICENSE AGREEMENT (“Agreement”) is made and entered into on this Twelfth (12th) day of August, 2010 (“Effective Date”) by and between Rambus Inc., a corporation duly organized and existing under the laws of Delaware, U.S.A., having its principal place of business at 4440 El Camino Real, Los Altos, California 94022, U.S.A., (hereinafter “Rambus”) and NVIDIA Corporation, a corporation duly organized and existing under the laws of Delaware, U.S.A., having its principal place of business at 2701 San Tomas Expressway, Santa Clara, California 95050, U.S.A., (hereinafter “Licensee”).

WHEREAS, Rambus represents that it owns various patents and utility models and applications therefor, in certain countries throughout the world, in the field of semiconductor memory controllers;

WHEREAS, Licensee desires to acquire a license from Rambus under such intellectual property as hereinafter provided; and

WHEREAS, Rambus is willing to grant a license to Licensee under such intellectual property as hereinafter provided;

NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, the parties agree as follows:

1.	Definitions

1.1
“Affiliate” means, for an identified entity (“Identified Entity”), any other entity (1) that is a Subsidiary of the Identified Entity; or (2) that Controls or is under common Control of such Identified Entity, but only so long as such Control exists.

1.2
“Commencement Date” means the date on which Rambus is notified of the European Commission’s final decision under Article 9 of Council Regulation No. 1/2003 accepting Rambus’ undertaking and Commitment in Case C-3/38.636-Rambus.

1.3
“Control” (including “Controlled” and other forms) of an entity means (1) either (A) beneficial ownership (whether direct, or indirect through Controlled entities or other means) of more than fifty percent (50%) of the outstanding voting securities of that entity or (B) in the case of an entity that has no outstanding voting securities, having the right (directly or indirectly) to more than fifty percent (50%) of the profits of the entity, or having the right (directly or indirectly) in the event of dissolution to more than fifty percent (50%) of the assets of the entity; or (2) having the contractual power (directly or indirectly) presently to designate more than fifty percent (50%) of the directors of a corporation, or in the case of unincorporated entities, of individuals exercising similar functions. (By way of example only, an entity has indirect Control of a Subsidiary of its Subsidiary).

1.4	“Current JEDEC DRAM” means SDR DRAM, DDR DRAM, DDR2 DRAM, DDR3 DRAM, GDDR2 DRAM, GDDR3 DRAM, GDDR4 DRAM, LPDDR DRAM, and LPDDR2 DRAM.

EXECUTION VERSION

1.5
 “DDR DRAM” means each double data rate DRAM that complies with the JEDEC-published specification set forth in Exhibit 1 for DDR. “DDR DRAM” excludes any DRAM that constitutes a DDR2 DRAM, DDR3 DRAM, GDDR2 DRAM, GDDR3 DRAM, GDDR4 DRAM, LPDDR DRAM, or LPDDR2 DRAM.

1.6	“DDR Memory Controller” means a Memory Controller that is capable of interfacing with and controlling DDR DRAM.

1.7	“DDR2 DRAM” means each double data rate DRAM that complies with the JEDEC-published specification set forth in Exhibit 1 for DDR2.

1.8	“DDR2 Memory Controller” means a Memory Controller that is capable of interfacing with and controlling a DDR2 DRAM.

1.9	“DDR3 DRAM” means each double data rate DRAM that complies with the JEDEC-published specification set forth in Exhibit 1 for DDR3.

1.10	“DDR3 Memory Controller” means a Memory Controller that is capable of interfacing with and controlling DDR3 DRAM.

1.11	“DRAM” means a synchronous dynamic random access memory device the primary purpose of which is data storage and retrieval.

1.12	“Effective Date” has the meaning assigned in the first paragraph of this Agreement.

1.13
“Eligible Feature” means each feature or function in a Future JEDEC DRAM that is (a) required for such DRAM to comply with the published JEDEC specification for such Future JEDEC DRAM and (b) identical to a feature or function required for a DRAM to comply with a JEDEC-published specification for a Current JEDEC DRAM.

1.14	“Future JEDEC DRAM” means any DRAM, other than Current JEDEC DRAM, that complies with a final, publically available version of a JEDEC specification published after August 12, 2009 for such DRAM.

1.15	“GDDR2 DRAM” means each graphics double date rate DRAM that complies with the JEDEC-published specification set forth in Exhibit 1 for GDDR2.

1.16	“GDDR2 Memory Controller” means each Memory Controller that is capable of interfacing with and controlling GDDR2 DRAM.

1.17	“GDDR3 DRAM” means each graphics double data rate DRAM that complies with the JEDEC-published specification set forth in Exhibit 1 for GDDR3.

1.18	“GDDR3 Memory Controller” means each Memory Controller that is capable of interfacing with and controlling GDDR3 DRAM.

1.19	“GDDR4 DRAM” means each graphics double data rate DRAM that complies with the JEDEC-published specification set forth in Exhibit 1 for GDDR4.

EXECUTION VERSION

1.20	“GDDR4 Memory Controller” means each Memory Controller that is capable of interfacing with and controlling GDDR4 DRAM.

1.21
“Indirect Infringement” means any form of alleged patent or utility model infringement where the accused infringer is not directly infringing the subject patent or utility model right(s), but is in some manner contributing to a Third Party’s direct infringement of such right(s) by, for example (and without limitation), supplying designs, parts or instructions to the Third Party that enable such Third Party to infringe directly such right(s). Indirect Infringement includes without limitation contributory infringement and inducing infringement.

1.22
“Memory Controller” means an integrated circuit that contains circuitry integrated thereon that is capable of controlling DRAM.  An integrated circuit shall constitute a Memory Controller whether such memory controlling circuitry is contained in such integrated circuit alone without additional functionality or whether such integrated circuit also contains other functions and/or capabilities including without limitation integrated circuits that are microprocessors or graphics processors, ASICs or other system-on-a-chip solutions.

1.23
“JEDEC” means the JEDEC Solid State Technology Association, originally known as the Joint Electron Device Engineering Council, a non-stock corporation organized and existing under the laws of the Commonwealth of Virginia.

1.24
“Licensed Product” means solely that portion of a Licensee Product whose primary purpose is to perform memory control functions for (a) a Current JEDEC DRAM or (b) an Eligible Feature in a Future JEDEC DRAM.

1.25
“Licensee Product” means any (a) SDR Memory Controller, DDR Memory Controller, DDR2 Memory Controller, DDR3 Memory Controller, GDDR2 Memory Controller, GDDR3 Memory Controller, GDDR4 Memory Controller, LPDDR Memory Controller, or LPDDR2 Memory Controller or (b) Memory Controller capable of interfacing with and controlling an Eligible Feature in a Future JEDEC DRAM.

1.26	“LPDDR DRAM” means each low-power double data rate DRAM that complies with the JEDEC-published specification set forth in Exhibit 1 for LPDDR.

1.27	“LPDDR Memory Controller” means each Memory Controller that is capable of interfacing with and controlling an LPDDR DRAM.

1.28	“LPDDR2 DRAM” means each low-power double data rate DRAM that complies with the JEDEC-published specification set forth in Exhibit 1 for LPDDR2.

1.29	“LPDDR2 Memory Controller” means each Memory Controller that is capable of interfacing with and controlling an LPDDR2 DRAM.

1.30
“Net Sales” means the gross amount invoiced or otherwise charged a Third Party customer by Licensee and/or its Affiliates for a Royalty Bearing Product Sold by Licensee and/or its Affiliates in any country of the world, less amounts for (1) returns for which a refund is given during the same quarter as the corresponding sale, (2) insurance, handling, duty, freight and sales taxes (including VAT) where such items are separately invoiced to and paid for by a customer, and (3) any Rebate.  For clarity, no deductions shall be made with respect to Net Sales based on any taxes imposed on Licensee’s and/or its Affiliates’ income derived from the use, sale or other exploitation of any Royalty Bearing Products, including, without limitation, any withholding or similar income based taxes.  Where a Royalty Bearing Product is transferred by Licensee through one or more Affiliates for Sale to a Third Party customer, Net Sales shall be calculated only on the Sale to such Third Party customer, except as otherwise provided herein.

EXECUTION VERSION

1.31
“Rambus Applicable Patent Claims” are defined and determined separately for each product within the definition of Licensed Products. For each such product, a Rambus Applicable Patent Claim means a claim of a Rambus Patent where all of the limitations of such claim are present in or provided by the applicable Licensed Product in the form contained in the Royalty Bearing Product as first Sold by Licensee or its Affiliates.

1.32	“Rambus Patents” means all issued patents or utility models owned by Rambus during the term of the License.

1.33
“Rebate” means, for purposes of the definition of Net Sales under Section 1.30 above, any rebate applied by Licensee to the Sale of a Royalty Bearing Product, provided that any such rebate is (i) actually applied at the time of Sale of the Royalty Bearing Product; and (ii) limited to a maximum of five percent (5%) of the actual sales price of the Royalty Bearing Product (i.e. gross amounts invoiced or otherwise charged by Licensee for the Royalty Bearing Product less amounts deducted in accordance with subpart (2) of the definition of Net Sales under Section 1.30 above).

1.34	“Royalty Bearing Product” means each Licensee Product instantiating any Licensed Product.

1.35
“SDR DRAM” means each single data rate DRAM that complies with the JEDEC-published specification for SDRAM set forth in Exhibit 1 for SDRAM. “SDR DRAM” excludes any DRAM that constitutes a DDR DRAM, DDR2 DRAM, DDR3 DRAM, GDDR2 DRAM, GDDR3 DRAM, GDDR4 DRAM, LPDDR DRAM, or LPDDR2 DRAM.

1.36
“SDR Memory Controllers” means Memory Controllers that interface with SDR DRAM.  “SDR Memory Controller” excludes any Memory Controller capable of interfacing with any DDR DRAM, DDR2 DRAM, DDR3 DRAM, GDDR2 DRAM, GDDR3 DRAM, GDDR4 DRAM, LPDDR DRAM, or LPDDR2 DRAM.

1.37
“Sell” (including “Sale” and “Sold” and other forms) means to sell, lease, or otherwise transfer or dispose of a product or item, or if the product is used by a party hereto for its own business, then such use shall also be deemed a Sale.

1.38	“Subsidiary” means, for an identified entity (“Identified Entity”), any entity Controlled by the Identified Entity, but only so long as such Control exists.

1.39	“Term” has the meaning ascribed to such term in Section 5.1.

1.40	“Third Party” means, for two entities, that such entities are not Affiliates.

1.41
“Third Party Price” means the quarterly average Net Sales for a given Royalty Bearing Product (Sold as a stand-alone product) for a given quarter Sold to customers that, with respect to Licensee and/or its Affiliates are Third Parties.

EXECUTION VERSION

2.	Grant of Rights

2.1
License to Licensee.  Subject to the terms and conditions of this Agreement, Rambus, on behalf of itself and its Affiliates, hereby grants to Licensee and its Affiliates the following separate and distinct licenses for each product that falls within the definition of a Licensed Product:  a non-exclusive, non-transferable, royalty-bearing, worldwide license, without the right to sublicense, solely under the associated Rambus Applicable Patent Claims, to make (including have made), use, Sell, offer for Sale, and/or import the corresponding Licensed Product during the Term.

2.2	No Release, No Implied or Other Rights and Licenses.

(a)
The rights and licenses granted herein apply solely to those activities expressly licensed during the Term.  Nothing in this Agreement shall be deemed to, and shall not be construed to, constitute any release, forbearance, forfeiture or other waiver of any rights of Rambus or any of its Affiliates to enforce any of their respective intellectual property rights with respect to any activities undertaken by Licensee, its Affiliates or any other Third Party prior to the Effective Date of this Agreement.

(b)
No release, license, covenant or other right is granted, by implication, estoppel, acquiescence or otherwise, to either party, their respective Affiliates and/or any other Third Parties under any patents, utility models, patent or utility model claims, or other intellectual property rights now or hereafter owned or controlled by either party or their respective Affiliates, except as expressly provided in this Agreement.  No authorization, release, license, covenant or other right is granted, by implication, estoppel, acquiescence or otherwise, to Licensee, its Affiliates and/or any other Third Parties under any patents, utility models, patent or utility model claims, or other intellectual property rights now or hereafter owned or controlled by Rambus or its Affiliates for making (including having made), using, Selling, offering for Sale and/or importing any Licensed Product hereunder combined with any other element (including, but not limited to any function or feature), product or instrumentality. The Sale of any Licensed Product that is not conditioned on the foregoing express exclusion of any authorization, release, license, covenant or other right to combine any Licensed Product with any other element (including, but not limited to any function or feature), product or instrumentality shall constitute a material breach of this Agreement pursuant to Section5.3. and shall not constitute a Sale licensed under Section 2.1 above or otherwise authorized pursuant to the terms of this Agreement.

(c)
None of the terms of this Agreement shall be deemed to, and shall not be construed to, constitute (i) an authorization by Rambus or its Affiliates for Licensee, its Affiliates or any other Third Party to Sell, offer for Sale and/or import any product (1) in or for combination with any other element (including, but not limited to any function or feature), product or instrumentality; or (2) unconditionally for use in or for combination with any other element (including, but not limited to any function or feature), product or instrumentality; or (ii) a waiver by Rambus or its Affiliates of any liability for Indirect Infringement based on Licensee’s, its Affiliates’ or any other Third Party’s use, Sale, offer for Sale and/or import of any product in combination with any other element (including, but not limited to any function or feature), product or instrumentality.  The Sale of any Licensed Product that is not conditioned on the foregoing express exclusions shall constitute a material breach of this Agreement pursuant to Section 5.3 and shall not constitute a Sale licensed under Section 2.1 above or otherwise authorized pursuant to the terms of this Agreement..

(d)
Except as confirmed in writing by Rambus, no action or inaction on the part of Rambus or its Affiliates, including without limitation the acceptance of any royalty calculation, report or payment, shall be argued, interpreted or construed as support for, or as giving rise to, any release, license or other right, except as expressly provided in this Agreement, including without limitation any authorization, release, license, covenant or other right based upon implication, acquiescence, estoppel or otherwise.

2.3
Obligation When Transferring Patents.  Rambus agrees that it will use reasonable efforts to ensure that any Third Party to whom any Rambus Patent is transferred, assigned or exclusively licensed (including any successor in interest thereto) is bound in writing to all the obligations, covenants and licenses granted, or committed to be  granted hereunder, with respect to such Rambus Patents.

2.4
Former Affiliates. All rights and licenses granted to any Affiliate of Licensee shall remain in force only for so long as such entity meets all requirements of an Affiliate as defined under Section 1.1.

EXECUTION VERSION

3.	Royalties

3.1
Royalty Rates. In partial consideration for the rights and license granted by Rambus under this Agreement, and subject to the terms and conditions of this Agreement, Licensee shall pay to Rambus a royalty equal to the following per unit of the Royalty Bearing Products Sold by Licensee and/or it Affiliates anywhere in the world during the Term:

(a)	Effective Date through March 31, 2010.

Product	Royalty
SDR Memory Controller	1.5% of Net Sales
DDR Memory Controller	2.65% of Net Sales
DDR2 Memory Controller
DDR3 Memory Controller
GDDR2 Memory Controller
GDDR3 Memory Controller
GDDR4 Memory Controller
LPDDR Memory Controller
LPDDR2 Memory Controller
Memory Controller capable of interfacing and controlling solely those Eligible Features originally included in SDR DRAM
Memory Controller capable of interfacing and controlling (i) solely those Eligible Features originally included in DDR  DRAM or (ii) any Eligible Feature other than those originally included in SDR DRAM and DDR DRAM.
2.65% of Net Sales 2.65% of Net Sales 2.65% of Net Sales 2.65% of Net Sales 2.65% of Net Sales 2.65% of Net Sales 2.65% of Net Sales 1.5% of Net Sales 2.65% of Net Sales

(b)	April 1, 2010 through expiration or termination of Agreement.

Product	Royalty
SDR Memory Controller	1.0% of Net Sales
DDR Memory Controller	2.0% of Net Sales
DDR2 Memory Controller
DDR3 Memory Controller
GDDR2 Memory Controller
GDDR3 Memory Controller
GDDR4 Memory Controller
LPDDR Memory Controller
LPDDR2 Memory Controller
Memory Controller capable of interfacing and controlling solely those Eligible Features originally included in SDR DRAM
Memory Controller capable of interfacing and controlling (i) solely those Eligible Features originally included in DDR  DRAM and/or (ii) any Eligible Feature other than those originally included in SDR DRAM and DDR DRAM.

2.0% of Net Sales 2.0% of Net Sales 2.0% of Net Sales 2.0% of Net Sales 2.0% of Net Sales 2.0% of Net Sales 2.0% of Net Sales 1.0% of Net Sales 2.0% of Net Sales
During the period described in Section 3.1(b) above, the royalties for SDR Memory Controllers and Memory Controller capable of interfacing and controlling solely those Eligible Features originally included in SDR DRAM shall be due solely to the extent there exists at least one Rambus Applicable Patent Claim covering SDR Memory Controllers or any Eligible Features originally included in SDR DRAM.

EXECUTION VERSION

3.2	Multichip Packages, Wafers & Dice.

(a)
Multichip Packages. For any Royalty Bearing Product incorporated into or onto any unitary substrate (for example, silicon, ceramic, multi-chip package (MCP), system in package (SIP) or PC board), the royalty shall be determined as if such Royalty Bearing Product were sold individually, using the Third Party Price for each such Royalty Bearing Product.  If there is no Third Party Price for such Royalty Bearing Product for the applicable quarter, the Third Party Price for the previous quarter shall be used.  If there is no Third Party Price for such Royalty Bearing Product for the applicable quarter or the previous quarter, then as a condition to any continued licensed Sales of the applicable Licensed Product instantiated in such Royalty Bearing Product, (i) Licensee shall so indicate in its quarterly report to Rambus, and (ii) the parties shall determine, within thirty (30) days of Rambus’ receipt of such royalty report, an appropriate royalty base for those Royalty Bearing Products consistent with the principles of this Section 3.2(a).  If a resolution is not reached within such time, the dispute may be resolved in accordance with Section 7.3.   Notwithstanding anything to the contrary in this Agreement, royalties for such Royalty Bearing Products shall be due upon an internal transfer of the individual Royalty Bearing Product for incorporation into or onto such unitary substrate.  It is understood that any devices that are not Royalty Bearing Products that are included on any such unitary substrate are not subject to the rights and licenses under this Agreement and are not subject to the royalties under this Agreement.

(b)
Sales of Wafers & Die. For any Royalty Bearing Product that is Sold in wafer or die form rather than as a finished and fully packaged integrated circuit, royalties shall be based on the greater of (1) the Net Sales of such Royalty Bearing Product in the form actually Sold; and (2) the Third Party Price of such Royalty Bearing Product when Sold as a finished and fully packaged integrated circuit. If there is no Third Party Price for such Royalty Bearing Products for the applicable quarter, the Third Party Price for the previous quarter shall be used.  If there is no Third Party Price for such Royalty Bearing Products for the applicable quarter or the previous quarter, then as a condition to any continued licensed Sales of the applicable Licensed Product, (i) Licensee shall so indicate in its quarterly report to Rambus, and (ii) the parties shall determine, within thirty (30) days of Rambus’ receipt of such royalty report, an appropriate royalty base for those Royalty Bearing Products consistent with the principles of this Section 3.2(b). If a resolution is not reached within such time, the dispute may be resolved in accordance with Section 7.3.

3.3
Royalties for Internal Use. The royalty on Sales of any Royalty Bearing Product based on use internally within Licensee and/or its Affiliates shall be calculated based on the Third Party Price for such Royalty Bearing Product. Royalties for such products shall be due upon an internal transfer of the individual Royalty Bearing Product for internal use. If there is no Third Party Price for the applicable quarter, the Third Party Price for the previous quarter shall be used. If there is no Third Party Price for the applicable quarter or the previous quarter, then as a condition to Licensee’s continued licensed Sales of such Royalty Bearing Products, (a) Licensee shall so indicate in its quarterly report to Rambus, and (b) the parties shall determine, within thirty (30) days of Rambus’ receipt of such royalty report, an appropriate royalty base for those Royalty Bearing Products consistent with the principles of this Section 3.3. If a resolution is not reached within such time, the dispute may be resolved in accordance with Section 7.3.

EXECUTION VERSION

3.4
Establishing Net Sales Prices. Except as provided in Section 3.3, if Royalty Bearing Products are Sold during a calendar quarter under circumstances where the Net Sales are not based on the fair market price of such Royalty Bearing Products, Net Sales shall be calculated using the Third Party Price. If there is no Third Party Price for the applicable quarter, the Third Party Price for the previous quarter shall be used. If there is no Third Party Price for the applicable quarter or the previous quarter, then as a condition to any continued licensed Sales of the relevant Licensed Products instantiated in such Royalty Bearing Products, (a) Licensee shall so indicate in its quarterly report to Rambus, and (b) the parties shall determine, within thirty (30) days of Rambus’ receipt of such royalty report, an appropriate royalty base for those Royalty Bearing Products consistent with the principles of this Section 3.4. If a resolution is not reached within such time, the dispute may be resolved in accordance with Section 7.3.

3.5
Scope of Royalty Obligations Hereunder.  Notwithstanding anything to the contrary set forth in this Agreement, any Licensed Products acquired from a Third Party who has in force a separate license agreement from Rambus covering such Licensed Products are not subject to the royalty payment obligations under this Section 3 and are not subject to the rights and licenses under this Agreement.

3.6
Maximum Net Sales Price.  Notwithstanding the definition of Net Sales set forth in Section1.30, for purposes of calculating the royalty owed for each Royalty Bearing Product hereunder, the maximum average Net Sales for any Royalty Bearing Product shall be deemed not to exceed a maximum of twenty United States Dollars (US$20.00).

3.7
Royalty Rates Set for Convenience of the Parties. Given the worldwide scope of this Agreement, the impracticality of monitoring by Licensee of the movement of Royalty Bearing Products through international markets, that Rambus will be issued new patents and/or utility models continually in various countries throughout the Term that will be licensed hereunder, and the impracticality of establishing a value for portions or sections of integrated circuits, it is agreed and recognized that paying royalties on worldwide Sales, on the entire integrated circuits as a whole at the rates set forth in this Agreement, is fair and reasonable, representing a balance between the concerns and interests of both parties and resulting in a convenience for Licensee.

4.	Reports, Records, Audits & Payments

4.1
Records and Audits. With respect to the royalties set forth herein, Licensee shall keep complete and accurate records, including, without limiting the generality of the foregoing, a separate distinct record corresponding to each statement furnished, or required to be furnished, under Section 4.2 below, detailing on a product number-by-product number basis, all information provided as part of such report with respect to each product family of Royalty Bearing Product.  These records shall be retained for a period of at least three (3) years following the date of each corresponding payment, notwithstanding the expiration or other termination of this Agreement. Rambus, through its designated independent accounting or licensing audit firm, shall have the right, upon thirty (30) days’ prior written notice, to examine and audit, not more than once a year (unless the preceding audit revealed an underpayment), and during normal business hours, all such records and such other records and accounts as may contain, under recognized accounting practices, information bearing upon the amount of royalties payable to Rambus under this Agreement. Licensee shall timely provide all reasonable access to such applicable information in both electronic and tangible form.  In no event will Rambus audit any given reporting period more than once. Licensee shall promptly compensate for any errors and/or omissions disclosed by such examination or audit which result in an underpayment of royalties hereunder from the date the payment was due along with interest calculated at the rate of the 1 year U.S. Treasury Notes (hereinafter “T-bill”) rate, as published by the Federal Reserve (www.federalreserve.gov) on the day on which the royalty was due, plus ten percent (10%) (or the maximum interest rate allowed by applicable law, if lower). Should the amount of any such error and/or omission exceed five percent (5%) of the total royalties due for the period under audit, then upon request by Rambus, Licensee shall also promptly pay for the cost of the audit. If any three (3) consecutive audits reveal underpayments of royalties in excess of five percent (5%), Rambus shall be entitled immediately to terminate this Agreement on notice to Licensee at any time within ninety (90) days after Rambus receives the results of such third such audit.

EXECUTION VERSION

4.2
Reports and Payments. Within thirty (30) days after the end of each calendar quarter, until all royalties payable hereunder have been reported and paid, Licensee shall furnish to Rambus a statement, in suitable form and including sales in U.S. Dollars and itemized by:  product family for each Royalty Bearing Product, the number of units of each such product family, the total revenue for each unit of Royalty Bearing Product, the royalty rate applicable to each unit of Royalty Bearing Product, and the amount of royalty payable thereon, in each case with respect to Royalty Bearing Product Sold during such quarter. It is agreed that a suitable form of the statement is attached as Exhibit 2. If no Royalty Bearing Products have been Sold, that fact shall be shown on such statement. Within thirty (30) days after the end of each calendar quarter, Licensee shall pay to Rambus by electronic transfer the royalties payable hereunder for such quarter. No royalties owed under this Agreement shall be refundable, cancellable or subject to any credit against future royalties owed under this Agreement.  Such electronic transfer shall be made in U.S. Dollars either directly or via the Federal Reserve Bank of San Francisco for credit to the following account or another designated in writing by Rambus:

Rambus Inc.
Account #4945059590
Wells Fargo Bank
400 Hamilton Avenue
Palo Alto, CA 94301
ABA #121000248

Unless otherwise specified pursuant to the notice provisions herein, Licensee shall send quarterly statements to Rambus at the following addresses:

Rambus Inc.
Attn: Finance Department – Royalties
4440 El Camino Real
Los Altos, CA, 94022

and by electronic mail to royaltyreports@rambus.com

4.3
Currency and Late Payments. All royalty and other payments to Rambus hereunder shall be in United States Dollars. Any late payment of royalties accepted by Rambus hereunder shall be subject to and include interest, at the 1 year Treasury Notes rate, as published by the Federal Reserve (www.federalreserve.gov) on the day on which the royalty was due plus ten percent (10%) (or the maximum interest rate allowed by applicable law, if lower). The amount of interest shall be calculated from the royalty due date to the date of electronic transfer. Failure to make three (3) royalty payments in the manner and time period provided for hereunder shall be grounds for immediate termination upon notice from Rambus.

4.4
No Escrow. Payment of royalties due under this Agreement to any person, firm or entity, other than Rambus, including without limitation, any escrow fund or escrow agent, unless agreed by Rambus or ordered by any court or government agency of competent jurisdiction, shall constitute a material breach of this Agreement.

5.	Term & Termination

5.1
Term.  This Agreement shall continue in full force and effect from the Effective Date through the date which is five (5) years after the Commencement Date, but in no event later than December 9, 2014, unless earlier terminated as hereinafter provided (“Term”).

5.2
Termination for Convenience.  Licensee may, on or after the first (1st) anniversary of the Effective Date, terminate this Agreement at its discretion and for its convenience upon thirty (30) days’ prior written notice thereof to Rambus.

5.3
Material Breach. A party may terminate this Agreement upon notice if the other party hereto (or any of its Affiliates) commits a material breach of this Agreement and does not correct such breach within thirty (30) days after receiving written notice complaining thereof.

EXECUTION VERSION

5.4
Bankruptcy. Either party may terminate this Agreement effective upon written notice to the other party in the event that the other party becomes the subject of a voluntary or involuntary petition in bankruptcy or any proceeding relating to insolvency, or composition for the benefit of creditors, if that petition or proceeding is not dismissed within sixty (60) days after filing.

5.5	Rambus’ Right to Terminate. In addition to the rights set forth in Sections 5.3 and 5.4, Rambus shall have the right to terminate this Agreement pursuant to the terms of Sections 4.1 and 4.3.

5.6
Survival. All payment obligations accruing prior to any termination or expiration of all or any part of this Agreement shall survive any such termination or expiration. In addition, the following sections shall survive and remain in full force and effect after any termination or expiration of all or any party of this Agreement, 1, 2.2, 3 (with respect to amounts owed but not yet paid), 4, 5.6, 6.2, and 7.

6.	Press Release & Confidentiality

6.1
Press Release. Within twenty-four (24) hours after the execution of this Agreement by both parties, Rambus and Licensee shall issue a joint press release in the form attached hereto as Exhibit 3. The press release will include a quote by a senior executive of each party.

6.2
Confidentiality. Each party agrees that only after the announcement referenced in Section 6.1 above, each party shall be entitled to disclose the general nature of this Agreement but that the terms and conditions of this Agreement, to the extent not already disclosed pursuant to Section 6.1 above, shall be treated as Confidential Information and that neither party will disclose such terms or conditions to any Third Party without the prior written consent of the other party, provided, however, that each party may disclose the terms and conditions of this Agreement:

(a)	as required by any court or other governmental body;

(b)	as otherwise required by law;

(c)	as otherwise may be required by applicable securities and other law and regulation, including to legal and financial advisors in their capacity of advising a party in such matters;

(d)	to legal counsel of the parties, accountants, and other professional advisors;

(e)	in confidence, to banks, investors and other financing sources and their advisors;

(f)	in connection with the enforcement of this Agreement or rights under this Agreement;

(g)
during the course of litigation so long as the disclosure of such terms and conditions are restricted in the same manner as is the confidential information of other litigating parties and so long as (1) the restrictions are embodied in a court-entered protective order limiting disclosure to outside counsel and (2) the disclosing party informs the other party in writing at least ten (10) business days in advance of the disclosure and shall discuss the nature and contents of the disclosure, in good faith, with the other party; or

(h)	in confidence, in connection with an actual or prospective merger or acquisition or similar transaction.

For the avoidance of doubt, upon execution of this Agreement, or thereafter, Rambus, in its discretion, shall be entitled to file a copy of this Agreement with the U.S. Securities and Exchange Commission.

EXECUTION VERSION

7.	Miscellaneous

7.1	Disclaimers. Nothing contained in this Agreement shall be construed as:

(a)	a warranty or representation by either party as to the validity, enforceability, and/or scope of any Patent or utility model;

(b)
imposing upon either party any obligation to institute any suit or action for infringement of any patent or utility model, or to defend any suit or action brought by a Third Party which challenges or concerns the validity, enforceability or scope of any patent or utility model;

(c)
imposing on either party any obligation to file any patent or utility model application or other intellectual property right application or registration or to secure or maintain in force any patent or utility model;

(d)	imposing on either party any obligation to furnish any technical information or know-how;

(e)	imposing on either party any requirement to collect royalties on individual parts at any particular time; or

(f)
imposing or requiring, whether by implication or otherwise, any support, maintenance or any deliverable obligations on Rambus or its Affiliates under this Agreement (and neither Rambus nor its Affiliates are providing any support, maintenance or deliverables under this Agreement).

7.2
Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by first class air mail (registered or certified if available), postage prepaid, or otherwise delivered by hand, by messenger or by telecommunication, addressed to the addresses first set forth above or at such other address furnished with a notice in the manner set forth herein. Such notices shall be deemed to have been effective when delivered or, if delivery is not accomplished by reason of some fault or refusal of the addressee, when tendered. All notices shall be in English.

7.3
Governing Law & Venue. This Agreement shall be governed by and interpreted in accordance with U.S. federal law and/or the laws of the State of California, without reference to conflict of laws principles. All disputes arising under this Agreement shall be subject to the exclusive jurisdiction of the courts of the State of California or of the Federal courts sitting therein.  Each of the parties hereby waives the application to this Agreement of the United Nations Convention on the International Sales of Goods.

7.4
No Assignment. This Agreement is personal to Licensee, and the Agreement and/or any right or obligation hereunder is not assignable, whether in conjunction with a change in ownership, change of control, merger, acquisition, the sale or transfer of all, or substantially all or any part of Licensee’s business or assets or otherwise, voluntarily, by operation of law, reverse triangular merger or otherwise, without the prior written consent of Rambus, which consent Rambus will not unreasonably withhold, provided that for any such transaction, the resulting assignee of this Agreement agrees to be bound by all the terms and conditions of this Agreement. Any such purported or attempted assignment or transfer in violation of the foregoing shall be deemed a material breach of this Agreement and shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

EXECUTION VERSION

7.5	No Rule of Strict Construction. Regardless of which party may have drafted this Agreement or any part thereof, no rule of strict construction shall be applied against either party.

7.6
Severability. If any section, or paragraph, or provision or clause of any thereof in this Agreement shall be found or be held to be invalid or unenforceable in any jurisdiction in which this Agreement is being performed, the remainder of this Agreement shall be valid and enforceable and the parties shall negotiate, in good faith, a substitute, valid and enforceable provision which most nearly effects the parties' intent in entering into this Agreement.

7.7
Entire Agreement. This Agreement, which includes Exhibits 1 through 5 attached hereto, embodies the entire understanding of the parties with respect to the subject matter hereof, and merges all prior oral or written communications between them, and neither of the parties shall be bound by any conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof other than as expressly provided herein. No oral explanation or oral information by either party hereto shall alter the meaning or interpretation of this Agreement.

7.8
Modification; Waiver. No modification or amendment to this Agreement, nor any waiver of any rights, will be effective unless assented to in writing by the party to be charged, and the waiver of any breach or default will not constitute a waiver of any other right hereunder or any subsequent breach or default.

7.9	Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which, taken together, shall be regarded as one and the same instrument.

7.10	Time is of the Essence. Time is of the essence with respect to all payments required hereunder.

7.11
No Third Party Beneficiaries. This Agreement has been made and is made solely for the benefit of Rambus, Licensee and its Affiliates.  Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any person or entity other than Rambus, Licensee and Affiliates.  Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any Third Party except as expressly set forth in this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by duly authorized officers or representatives as of the date first above written.

RAMBUS INC.                                                                      NVIDIA CORPORATION

By: /s/ Satish Rishi                                                                By: /s/ David M. Shannon

Name: Satish Rishi                                                                Name: David M. Shannon

Title: SVP and CFO                                                                Title: EVP, General Counsel

Date: August 12, 2010                                                                Date: August 12, 2010

- –

EXECUTION VERSION

EXHIBIT 1

JEDEC COMPLIANT DRAM1

A.	SDR DRAM

JEDEC Memory Type	Published Specification
SDRAM	21-C Release 4
SDRAM	21-C Release 5
SDRAM	21-C Release 6
SDRAM	21-C Release 7
SDRAM	21-C Release 8
SDRAM	21-C Release 9

B.	DDR DRAM

JEDEC Memory Type	Published Specification
DDR	JESD 79
DDR	JESD 79A
DDR	JESD 79B
DDR	JESD 79C
DDR	JESD 79D

C.	DDR2 DRAM

JEDEC Memory Type	Published Specification
DDR2	JESD 79-2
DDR2	JESD 79-2A

D.	DDR3 DRAM

JEDEC Memory Type	Published Specification
DDR3	JESD 79-3
DDR3	JESD 79-3A
DDR3	JESD 79-3B

1   ALL PUBLISHED SPECIFICATIONS SET FORTH IN THIS EXHIBIT 1 REFER SOLELY TO THE FINAL, PUBLICALLY AVAILABLE VERSION OF SUCH PUBLISHED SPECIFICATION EXISTING ON OR BEFORE JUNE 12, 2009.  FOR AVOIDANCE OF ANY DOUBT, ANY ADDITIONS, DELETIONS OR OTHER MODIFICATIONS MADE TO ANY SUCH PUBLISHED SPECIFICATION EITHER (I) AFTER JUNE 12, 2009 AND/OR (II) BEFORE JUNE 12, 2009 BUT WHICH WERE NOT MADE PART OF THE FINAL, PUBLICALLY AVAILABLE VERSION OF SUCH PUBLISHED SPECIFICATION BY JUNE 12, 2009, IN EACH CASE OF (I) OR (II) SHALL BE DEEMED TO BE NOT PART OF ANY PUBLISHED SPECIFICATION REFERRED TO IN THIS EXHIBIT 1.

EXECUTION VERSION

E.	LPDDR DRAM

JEDEC Memory Type	Published Specification
LPDDR	JESD-4
LPDDR	JESD 209
LPDDR	JESD 209-A

F.	LPPR DDR2

JEDEC Memory Type	Published Specification
LPDDR2	JESD 209-2

G.	GDDR2 DRAM

JEDEC Memory Type	Published Specification
GDDR2	21-C Release 13

H.	GDDR3 DRAM

JEDEC Memory Type	Published Specification
GDDR3	21-C Release 14
GDDR3	21-C Release 15

I.	GDDR4 DRAM

JEDEC Memory Type	Published Specification
GDDR4	21-C Release 16

EXECUTION VERSION

EXHIBIT 2

SAMPLE ROYALTY REPORT

Royalty Report: Memory Controller Patent License Agreement between NVIDIA Corporation and Rambus Inc. Inc.

Date Submitted:

Payment for [1st/2nd/3rd/4th] Quarter of 20[ ]

Stand-Alone Sales of Finished Royalty Bearing Products	Product Family	Number of Units	Net Sales Price ($US)	Royalty Rate (%)	Royalty Amount Payable ($US)

Sales of Royalty Bearing Products as Part of Multichip Packages (Sec 3.2(a))	Product Family of Incorporated Royalty Bearing Products	Number of Units	Third Party Price ($US)	Royalty Rate (%)	Royalty Amount Payable ($US)

Sales of Royalty Bearing Products in Wafer or Unfinished Die Form (Sec 3.2(b))	Product Family	Number of Units	Net Sales Price/Third Party Price ($US)	Royalty Rate (%)	Royalty Amount Payable ($US)

Total Amount to be Remitted: $US
Note: This Royalty Report is due within thirty (30) days after the end of the Quarter indicated above

- –

EXECUTION VERSION

EXHIBIT 3

FORM OF PRESS RELEASE

NEWS RELEASE
Draft v0.6, 8/10/10

RAMBUS AND NVIDIA SIGN PATENT LICENSE AGREEMENT

Agreement covers memory controllers for certain DRAM

LOS ALTOS AND SANTA CLARA, CALIF. – AUGUST XX, 2010 - Rambus Inc. (NASDAQ: RMBS), one of the world’s premier technology licensing companies, and NVIDIA (NASDAQ: NVDA), the worldwide leader in visual computing, today announced they have signed a patent license agreement related to certain memory controllers.

Under the agreement, Rambus has granted NVIDIA a patent license for certain  memory controllers at a 1 percent royalty rate for SDR memory controllers and a 2 percent royalty rate for other memory controllers, including DDR, DDR2, DDR3, LPDDR, LPDDR2, GDDR2, GDDR3, GDDR4, and portions of GDDR5 memory controllers.  NVIDIA has granted no licenses to Rambus.

The signed patent license agreement went into effect on August 12, 2010. The parties have not signed any releases of liability, nor dismissed any outstanding litigation between them.

The terms of the license are per the agreement that Rambus offers as part of its commitment with the European Commission.  A sample of the Memory Controller License Agreement is available at www.rambus.com/licensing.

About Rambus Inc.
Rambus is one of the world's premier technology licensing companies. Founded in 1990, the Company specializes in the invention and design of architectures focused on enhancing the end-user experience of electronic systems. Rambus' patented innovations and breakthrough technologies help industry-leading companies bring superior products to market. Rambus licenses both its world-class patent portfolio, as well as its family of leadership and industry-standard solutions. Headquartered in Los Altos, California, Rambus has regional offices in North Carolina, Ohio, India, Germany, Japan, and Taiwan. Additional information is available at www.rambus.com.

About NVIDIA
NVIDIA is the world leader in visual computing technologies and the inventor of the GPU, a high-performance processor which generates breathtaking, interactive graphics on workstations, personal computers, game consoles, and mobile devices.  NVIDIA serves the entertainment and consumer market with its GeForce(R) products, the professional design and visualization market with its Quadro(R) products, and the high-performance computing market with its Tesla(TM) products.  NVIDIA is headquartered in Santa Clara, Calif. and has offices throughout Asia, Europe and the Americas.

Rambus and the Rambus logo are registered trademarks of Rambus Inc. All other trade names are the service marks, trademarks, or registered trademarks of their respective owners.
###

RMBSFN
RMBSLN

Press contacts:
Linda Ashmore
Rambus Inc.
(650) 947-5411
lashmore@rambus.com

Lori Shen
The Hoffman Agency for Rambus
(408) 975-3053
lshen@hoffman.com

Bob Sherbin
NVIDIA
(408) 566-5150
rsherbin@nvidia.com

Hector Marinez
NVIDIA
(408) 486-3443
hmarinez@nvidia.com

- –

EXECUTION VERSION

Exhibit 4

LETTER AGREEMENT

(See Attached)

- –

EXECUTION VERSION

Exhibit 5

DAVID SHANNON E-MAIL

(See Attached)

From: David Shannon [DShannon@nvidia.com]
Sent: Tuesday, August 03, 2010 8:01 AM
To: Lavelle, Thomas; Elovson, John
Cc: Rao Coca; Mila Camino; Robert Sherbin
Subject: EC License

Tom,

If the open issue on GDDR5 with respect to the EC license scope and ITC order were between NVIDIA and Rambus, NVIDIA would continue to disagree with Rambus on both issues. However, we have an obligation to protect our customers, as well as those that Rambus also sued in the ITC action.

This e:mail serves to notify you that NVIDIA intends to pay royalties for GDDR5 products under the terms set forth in the EC license. That is, NVIDIA will pay 2% for GDDR5 products up to the cap amount. That should remove any and all issues with respect to NVIDIA products.

I believe with this issue resolved Rambus should now sign the EC License as NVIDIA has requested. I know of no reason for Rambus to fail to do so.

As you know, I am traveling and unable to sign any document such as the one Rambus required to resolve the last issue. This e:mail from me on NVIDIA's behalf should be sufficient to move forward to close on all open items now (Net Sales, royalty form and press release). All of these should simply take a few minutes of focus as we have discussed them on the call yesterday.

I will send the name and address of the two NVIDIA entities for the license.

Please let me know when NVIDIA will receive an executed copy, along with any draft press release and model royalty report.

David

This email message is for the sole use of the intended recipient(s) and may contain confidential information. Any unauthorized review, use, disclosure or distribution is prohibited. If you are not the intended recipient, please contact the sender by reply email and destroy all copies of the original message.

- –